UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2016

PRINCETON CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	814-00710	46-3516073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

4422 Route 27, Building C Suite 1, Box 89 Kingston, New Jersey	08528
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 514-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported on the Company’s Form 8-K filed with the SEC on January 22, 2016, Gregory J. Cannella resigned as a director, officer, manager, employee and/or consultant of Princeton Capital Corporation, a Maryland corporation (the “Company”), effective as of one business day after the 2016 Annual Meeting of Stockholders, which was held on June 9, 2016.

On June 10, 2016, the effective date of Mr. Cannella’s resignation, the board of directors of the Company re-appointed Mr. Cannella to serve as chief financial officer of the Company, effective June 10, 2016. There are no related party transactions involving Mr. Cannella that are reportable under Item 404(a) of Regulation S-K.

Gregory J. Cannella, 41, served as the Company’s Chief Financial Officer, Treasurer and Secretary since March 13, 2015. Prior to this, Mr. Cannella was the Chief Financial Officer of Capital Point Partners, a private equity group that focused on mezzanine lending to small and middle market private companies, where he was responsible for financial reporting, investor communications, financial modeling and due diligence and analysis of acquisitions and dispositions. Prior to working at Capital Point Partners, Mr. Cannella was an Asset Manager at First Commonwealth Holdings Corp., a wealth management firm in Houston, Texas where he was responsible for managing various commercial and multi-family residential real estate investment funds as well as oversight of accounting functions and reporting for the funds. Mr. Cannella received a B.B.A. in Management from Stephen F. Austin State University and an M.B.A. with honors in Accounting and Finance from the University of Houston. He is a Certified Public Accountant in the State of Texas.

Mr. Cannella is an employee of the Company’s investment adviser, Princeton Advisory Group, Inc., a New Jersey corporation (“PAG”). Pursuant to the investment advisory agreement with PAG, the Company is responsible for its allocable portion of Mr. Cannella’s compensation including, but not limited to, salaries and benefits while performing services to the Company.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

PRINCETON CAPITAL CORPORATION

Dated: June 16, 2016	By:	/s/ Gregory J. Cannella
Name: Gregory J. Cannella
Title: Chief Financial Officer

3